Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine Reel
713.629.1316

MITCHAM INDUSTRIES ACQUIRES SEAMAP

Expands Marine and Global Operations

HUNTSVILLE, Texas –July 13, 2005 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced that it has acquired Seamap International Holdings Pte Ltd’s three subsidiaries: Seamap Inc, Seamap (UK) Ltd and Seamap Pte Ltd (collectively, “Seamap”) for an aggregate purchase price of $6.5 million in cash and notes and an earn-out component based on performance of up to an additional $2 million.

“Seamap’s proprietary products expand our market and diversify our customer base and are an excellent complement to our growing marine rental and sales business,” said Billy F. Mitcham Jr., Mitcham Industries’ President and CEO. “Our customers will benefit not only from a broader range of product offerings, but also from the addition of strategic facilities in support of our expanding global operations. Additionally, Seamap’s experienced management team brings both engineering and manufacturing expertise that will further enhance our ability to provide technologically advanced products and services to both the seismic and hydrographic industries.”

“We are delighted to become a part of the Mitcham group,” said Mike Pinnington, Seamap’s Chairman. “The acquisition provides us with the stability and support to move forward and continue our development of new products and grow the company in ways that were previously unavailable to us.”

Established in 1987, Seamap designs, develops and markets a broad range of proprietary products for the seismic, hydrographic and offshore industries with product sales and support facilities based in Texas, the United Kingdom and Singapore. Seamap’s primary products include a next generation marine seismic source synchronizer and hydrophone acquisition system, a passive acoustic tracking system for cetacean monitoring and acoustic energy assessment, seabed recording instrumentation utilized in electromagnetic sounding technology for oil and gas exploration, and a ruggedized real-time GPS tracking system.

M O R E

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements.

Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.

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